Exhibit 99.1

Hecla Reports Second Quarter 2013 Results

Silver production up 64%, gold production up 68%;

Significant capital and operating cost reductions

For the Period Ended June 30, 2013

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--August 8, 2013--Hecla Mining Company (NYSE:HL) today announced a second quarter net loss applicable to common shareholders of $25.0 million, or $0.08 per basic share, and a loss after adjustments applicable to common shareholders of $10.2 million, or $0.03 per basic share.1 Second quarter silver production was 2.2 million ounces at a Total Cash Cost, Net of By-product Credits, per Silver Ounce of $5.56.2

The Company reported a 64% increase in second quarter silver production to 2.2 million ounces compared to a year ago, with strong production from Greens Creek and the re-opening of the Lucky Friday silver mine. In addition, gold production increased by 68% to 22,226 ounces, following the June 1 acquisition of Aurizon, the owner of the Casa Berardi gold mine in Quebec.

HIGHLIGHTS AND SIGNIFICANT ITEMS

  Completed the acquisition of Aurizon Mines Ltd. on June 1, 2013.
  Issued $500 million of 6 7/8% Senior Notes due in 2021.
  Produced 2.2 million ounces of silver, a 64% increase over the same period in 2012 and an 18% increase over the first quarter of 2013.
  Produced 22,226 ounces of gold, a 68% increase over the same period in 2012, with only one month of production from Casa Berardi.
  Total Cash Cost, Net of By-product Credits, per Silver Ounce was $5.56, a 21% decrease over the first quarter, and Total Cash Cost, Net of By-product Credits, per Gold Ounce was $1,1522 at Casa Berardi for June (the first month following the acquisition).
  Sales of $85.3 million, a 27% increase over the same period in 2012.
  Negative provisional price adjustment of $15.1 million, of which $12.90 was due to silver, resulting in a $16.27 realized silver price.
  Expenses related to the Aurizon acquisition totaled $20.3 million.
  Net loss applicable to common shareholders of $25.0 million, or $0.08 per basic share.
  Loss after adjustments applicable to common shareholders of $10.2 million, or $0.03 per basic share.
  Adjusted EBITDA of $31.5 million3, about $4.0 million more than the same period in 2012.
  Reduced capital, exploration and pre-development expenditures 13%, 28% and 35%, respectively, from original 2013 budgets.
  Cash and cash equivalents of $296 million at June 30, 2013.
(1)

Earnings (loss) after adjustments applicable to common shareholders is a non-GAAP measure; a reconciliation of which to net income applicable to common shareholders (GAAP) can be found at the end of the release.

(2)

Total Cash Cost, Net of By-product Credits, per Silver and Gold Ounce is a non-GAAP measurement; a reconciliation of which to total cash costs, before by-product credits, to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found at the end of this release.

(3)	Adjusted EBITDA is a non-GAAP measurement; a reconciliation of which to net income (GAAP) can be found at the end of this release.

"The acquisition of Aurizon and associated financing was a pivotal event for Hecla, despite the associated costs resulting in a loss for the second quarter. With Greens Creek operating well, the Lucky Friday ramping up and Casa Berardi in the final quarters of completing major improvements, we are in a strong operating and financial position," said Hecla's President and Chief Executive Officer Phillips S. Baker, Jr. "However, in response to lower precious metals prices we have significantly scaled back capital, exploration and pre-development expenditures from original plans this year. As we plan for next year, we will continue to monitor metals prices and further adjust our plans accordingly with the goal of spending within EBITDA. With mines that have operated as long as 70 years and a company that has been in existence over 120 years, we have operated in significantly lower price environments than we have today. Our operations are low cost and have significant revenue from lead and zinc that we have largely hedged. This hedging is approximately the equivalent of one year's operating costs, and we are now hedging all metals once they have been shipped, to reduce the variability in our realized price. In addition, our balance sheet is strong with almost $300 million of cash.

"The combination of our properties' locations in great mining jurisdictions, their long lives and low costs along with our financial strength we believe positions Hecla to be among the few precious metals mining companies that can prosper in lower price environments. We will look for opportunities to not only deliver value for shareholders in the short term but position the company for long term success," Mr. Baker added.

FINANCIAL OVERVIEW

Net loss applicable to common shareholders for the second quarter was $25.0 million, or $0.08 per share, compared to net income applicable to common shareholders of $2.4 million, or $0.01 per basic share, for the same period a year ago, and was impacted by the following items:

  Costs expensed related to the acquisition of Aurizon were $20.3 million during the quarter excluding a foreign exchange gain of $0.5 million and a mark to market inventory adjustment resulting from the purchase price allocation of $0.5 million.
  A $6.8 million tax benefit compared to a $0.7 million provision in the same period in 2012, as a result of higher pre-tax income in 2012.
  Losses of $15.1 million on provisional price adjustments compared to losses of $1.5 million in the same period of 2012.
  Interest expense, net of amount capitalized, increased to $6.5 million in the second quarter, compared to $0.5 million in the same period of 2012, as a result of the $500 million 6 7/8% Senior Notes.

	Second Quarter Ended		Six Months Ended
HIGHLIGHTS	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
FINANCIAL DATA
Sales (000)	$85,330	$67,019	$161,780	$158,172
Gross profit (000)	$5,111	$23,968	$30,729	$72,170
Income (loss) applicable to common shareholders (000)	$(24,996)	$2,386	$(14,040)	$14,820
Basic income (loss) per common share	$(0.08)	$0.01	$(0.05)	$0.05
Diluted income (loss) per common share	$(0.08)	$0.01	$(0.05)	$0.05
Net income (loss) (000)	$(24,858)	$2,524	$(13,764)	$15,096
Cash provided by (used in) operating activities (000)	$(1,085)	$(10,186)	$10,275	$31,240

During the quarter, operating cash flow was ($1.1 million), due primarily to the unusual factors impacting net income this quarter, as described above.

Capital expenditures (including non-cash capital lease additions) at the operations totaled $34.2 million for the second quarter. Expenditures were $12.7 million at the Lucky Friday, $15.6 million at Greens Creek and $5.9 million at Casa Berardi. With the acquisition of Aurizon, Hecla's total capital expenditures for 2013 (excluding capitalized interest) are expected to be approximately $178 million, including $62.0 million at the Lucky Friday, $67.0 million at Greens Creek and $48.0 million at Casa Berardi. Planned capital expenditures have been reduced at the Lucky Friday and Greens Creek by about 13% for the year. The planned $26.0 million open pit expenditure at Casa Berardi has been deferred.

Exploration expenditures were $6.2 million in the second quarter. Most of the exploration was concentrated on surface and underground at Greens Creek ($2.3 million, or 40%) and San Sebastian ($1.1 million, or 19%). Year-to-date expenditures are $12.7 million, which is about the same as last year. Expected exploration expenditures for the year have been reduced about 28% to $22.0 million with about $9.0 million remaining for the second half of the year.

Pre-development expenses were $4.5 million in the second quarter with $3.5 million at the Bulldog Decline project in Colorado. Expected pre-development expenditures for 2013 have been revised downward by 35% to about $16.0 million, with about $7.0 million remaining for the second half of the year.

For 2014, the Company expects capital, exploration and pre-development expenditures to be within Adjusted EBITDA.

Metals Prices

The average realized silver price in the second quarter was $16.27 per ounce, compared with an average realized price in the second quarter of 2012 of $27.05 per ounce.

Overall second quarter 2013 realized metals prices were lower than those in the first quarter of 2013 and the second quarter of 2012, as a result of lower metals prices that led to negative adjustments to provisional settlements of $15.1 million compared to net negative price adjustments to provisional settlements of $1.5 million in the second quarter of 2012. The adjustment to provisional settlements is largely due to a decrease in silver prices in the time period between the shipment of concentrate and the final settlement. Compounding this effect was the fact that about 40% of the Company's silver production was sold in June, the month with a lower average silver price than the second quarter's. The provisional price adjustments were applied to 2.3 million silver ounces representing an approximate $6.00 per ounce adjustment. The provisional price adjustment related to zinc and lead contained in our concentrate shipments was largely offset by net gains on forward contracts of $0.4 million in the second quarter of 2013 for those metals.

		Second Quarter Ended		Six Months Ended
		June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
AVERAGE METAL PRICES
Silver -	London PM Fix ($/oz)	$23.11	$29.42	$26.59	$31.02
	Realized price per ounce	$16.27	$27.05	$21.41	$32.37
Gold -	London PM Fix ($/oz)	$1,414	$1,611	$1,522	$1,651
	Realized price per ounce	$1,245	$1,588	$1,362	$1,675
Lead -	LME Cash ($/pound)	$0.93	$0.90	$0.99	$0.92
	Realized price per pound	$0.93	$0.87	$0.98	$0.94
Zinc -	LME Cash ($/pound)	$0.83	$0.88	$0.88	$0.90
	Realized price per pound	$0.84	$0.87	$0.88	$0.91

The Company has an active base metals hedging program in place to help manage the exposure to changes in prices of zinc and lead. To reduce the impact of changing metals prices on earnings in future quarters, the company is hedging all its metals exposure once the metal is shipped. The following table summarizes the quantities of base metals committed under financially settled forward sales contracts at June 30, 2013:

	Metric Tonnes		Average Price
	Under Contract		per Pound
	Zinc	Lead	Zinc	Lead
Contracts on provisional sales
2013 settlements	19,786	9,314	$0.85	$0.92

Contracts on forecasted sales
2013 settlements	15,046	14,936	$0.96	$1.05
2014 settlements	60,516	47,619	$0.99	$1.05
2015 settlements	26,896	39,628	$0.98	$1.07

OPERATIONS OVERVIEW

Second quarter Total Cash Cost, Net of By-product Credits, per Silver Ounce was $5.56, compared to $1.03 in the same period in 2012. The following table provides the production summary on a consolidated basis for the second quarter and six months ended June 30, 2013 and 2012:

		Second Quarter Ended		Six Months Ended
		June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
PRODUCTION SUMMARY
Silver -	Ounces produced	2,237,845	1,365,093	4,138,861	2,693,797
	Payable ounces sold	2,314,025	1,133,764	3,907,774	2,560,951
Gold -	Ounces produced	22,226	13,257	35,915	25,909
	Payable ounces sold	22,018	10,252	32,010	22,112
Lead -	Tons produced	7,204	4,873	12,745	9,727
	Payable tons sold	6,960	3,629	11,317	7,798
Zinc -	Tons produced	16,129	16,073	30,400	32,016
	Payable tons sold	12,309	14,283	20,344	25,970
Total Cash Cost, Net of By-product Credits, per Silver Ounce (1)		$5.56	$1.03	$6.23	$1.63
Total Cash Cost, Net of By-product Credits, per Gold Ounce (1), (2)		$1,152	N/A	$1,152	N/A

(1)

Total Cash Cost, Net of By-product Credits, per Silver and Gold Ounce represents a non-GAAP measurement; a reconciliation of which to total cash costs, before by-product credits to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found at the end of this release.

(2)

Cost of gold production at the Casa Berardi mine only. Total Cash Cost, Net of By-product Credits, per Gold Ounce represents a non-GAAP measurement; a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found at the end of this release.

Greens Creek Mine – Alaska

The performance of Greens Creek was very strong in the second quarter of 2013. A total of 2.0 million ounces of silver was produced at Greens Creek, a 48% increase over the 1.4 million ounces in the same period in 2012 and a 13% increase over the first quarter of 2013. Second quarter Total Cash Cost, Net of By-product Credits, per Silver Ounce was $2.71, a 54% reduction over the first quarter of 2013. The increase compared to $1.03 in the same period in 2012 was due in part to lower zinc grades as well as lower average gold and base metals prices. Mining costs per ton were up by 6% and milling costs per ton were up by 17% in the second quarter compared to the same period in 2012 due to higher power generation costs resulting from low availability of hydroelectric power. Production of gold, lead and zinc were up 13%, 19.5% and 10% over the first quarter, respectively.

Greens Creek is expected to produce between 6.0 and 7.0 million ounces of silver in 2013.

Lucky Friday Mine – Idaho

The Lucky Friday mine, which re-opened in February after a year of rehabilitation and enhancement work, produced 217,096 ounces of silver during the second quarter at a Total Cash Cost, Net of By-product Credits, per Silver Ounce of $32.19. These expected elevated costs were due to start-up costs and low silver production during ramp-up. A total of 23,226 tons of ore was milled during the second quarter. All production stopes that were previously operating are now in operation and the mill ran at 760 tons per day in July. The Company expects the mine to ramp up to its expected throughput rate of 900 tons per day in September and that Total Cash Cost, Net of By-product Credits, per Silver Ounce will decline significantly to approximately $9.50 per ounce by year end as a result.

Work continued in the second quarter on the No. 4 Shaft project, which is expected to help increase production levels beginning in 2017.

Lucky Friday is expected to produce approximately 1.3 million ounces in the second half of 2013.

Casa Berardi – Quebec

With the completion of the acquisition of Aurizon on June 1, only one month of gold production from Casa Berardi is recorded in the second quarter. Production of gold totaled 6,740 ounces of gold at a Total Cash Cost, Net of By-product Credits, per Gold Ounce of approximately $1,152 per ounce, which was impacted by lower grades and tons due to mine sequencing in June.

The mine is currently undergoing a shaft deepening project, designed to increase production and extend mine life, which is expected to be completed in the first quarter of 2014. Additional mine enhancements this year include the now completed and commissioned concrete plant and a new paste fill facility, both of which are expected to increase the efficiency of operations.

Casa Berardi is expected to produce approximately 60,000 ounces of gold in the second half of 2013, of which 2/3 is expected in the fourth quarter, within its expected long-term run rate of 125,000 to 150,000 ounces per year.

Aurizon Acquisition

The acquisition of Aurizon Mines Ltd. was completed on June 1, 2013. Funding of the acquisition included the issuance of $500 million of 6 7/8% Senior Notes due on April 12, 2021. Under the terms of the transaction, Hecla acquired all the outstanding common shares of Aurizon for total consideration of approximately CAD$514 million and 56,997,790 common shares for a total cost of $714.5 million. The acquisition brought to Hecla the producing Casa Berardi gold mine, as well as various other exploration and development projects also located in Quebec, that could potentially generate future production growth.

EXPLORATION AND PRE-DEVELOPMENT

Greens Creek – Alaska

Greens Creek exploration made significant progress in defining three stacked high-grade folds that comprise the mineralization at 200 South. This resource has been drilled for over 700 feet of strike length and is open down dip and to the southwest along strike. Significant intersections include 32.4 oz/ton silver, 0.57 oz/ton gold, 4.3% zinc and 2.4% lead over 10.8 feet; 47.4 oz/ton silver, 0.12 oz/ton gold, 16.4% zinc and 7.5% lead over 7.5 feet; 41.1 oz/ton silver, 0.08 oz/ton gold, 11.2% zinc and 12.9% lead over 7.0 feet; and 43.0 oz/ton silver, 0.09 oz/ton gold, 8.3% zinc and 3.5% lead over 3.5 feet. (See additional drill assay highlights in tables at the end of the release.)

Surface drilling is being conducted on the Killer Creek area at Greens Creek, which is about 1.5 miles west-northwest of the mine portal. The five completed holes show broad zones up to 400 feet with stringer veins containing copper, zinc, lead and silver mineralization in the footwall rocks. In general the northern holes are more copper-rich with veins up to 7.0 feet wide.

Casa Berardi – Quebec

At Casa Berardi, five underground drills have been targeting the 113, 118, 123 and 124 Zones. Eleven holes have been completed and the most significant results include 1.7 oz/ton gold over 9.8 feet, 1.13 oz/ton gold over 16.4 feet, and 1.25 oz/ton gold over 26.6 feet. In-fill drilling on the 550 m level confirmed the ore continuity for the lenses 118-06 and 124-03.

At the 124 Zone Principale, eight definition holes have been completed to better define the continuity of the mineralization of the lenses 127-16 and 127-17 and have confirmed the continuity of the 27-116 lenses above the 280 m level. Drill results include 0.42 oz/ton gold over 12.1 feet, 0.24 oz/ton gold over 16.4 feet, 0.31 oz/ton gold over 23.0 feet, and 0.32 oz/ton gold over 16.4 feet. Only one drill was active on surface where extensions to two holes are in progress to evaluate a 42-foot thick quartz vein intersected in last year's drilling below the 123 Zone.

Lucky Friday – Idaho

At Lucky Friday, the first drill has begun definition drilling from the 6200-56 Ramp station on the east side of the resource. Strong intersections have been drilled in the 30, 80 and 90 Veins including 35.2 oz/ton silver, 10.5% lead and 3.4% zinc over 7.5 feet (30 Vein); 31.4 oz/ton silver, 24.0% lead and 2.3% zinc over 3.6 feet (80 Vein) and 12.1 oz/ton silver, 11% lead and 5.7% zinc over 6.7 feet (40 Vein). Diamond drilling from the 6400-55 Ramp is focused on upgrading the resource on the western-central region of the 30 Vein, above the 7300 level, from inferred to indicated categories.

San Sebastian – Mexico

Exploration

Drilling continued along the Middle Vein, which is currently defined for over 3,000 feet along strike and to a depth of 1,000 feet and appears to be open for extension along strike to the southeast. A combination of in-fill drilling to refine and upgrade the resource and exploration drilling that extended the very high-grade resource to the southeast was conducted in the quarter. Recent drill intersections include 65.2 oz/ton silver and 0.07 oz/ton gold over 1.6 feet; 33.6 oz/ton silver and 0.05 oz/ton gold over 2.6 feet and 16.0 oz/ton silver and 0.03 oz/ton gold over 2.4 feet. (See additional drill assay highlights in tables at the end of the release.)

Pre-Development

Pre-development expenditures were primarily directed towards scoping studies to determine the production viability, rate and sequencing of mining with the addition of the newly discovered Middle Vein to the Hugh Zone and Andrea Vein. Drilling for metallurgical samples is complete and results are being analyzed to refine the metallurgical processing and mill design plans. A decision to develop a ramp for definition drilling on both the Hugh Zone and Middle Vein is expected by year-end.

San Juan Silver – Colorado

Pre-Development

Development of the Bulldog infrastructure is continuing with the 2800-foot long decline now advanced over 2,000 feet. The expected fourth quarter 2013 completion of the decline will access old workings and the ore body for the confirmation of the resource and potential drill platforms for exploration. Scoping studies, resource updates and economic models for the Bulldog continue to be advanced.

Heva and Hosco – Quebec

The former Joanna Project is now called the Heva and Hosco Projects, and they were included in the acquisition of Aurizon, along with a number of other exploration and pre-development projects in Quebec.

Heva and Hosco host a development-stage gold project encompassing over 10 kilometers along the Cadillac break, one of the most prolific structures for large gold producers in the Abitibi greenstone belts in Quebec.

The Heva deposit represents a continuous free-milling mineralized system that extends over 2 kilometers along the Cadillac break. The new metallurgical tests performed on the ore from the Heva Zones suggest the ore is not refractory and that over 95% recovery may be achievable with conventional cyanide treatment.

The Company expects to evaluate Heva, Hosco, and the other projects it now controls in Quebec in the context of the new larger and more diversified Hecla to determine which projects have the potential to generate the most value for shareholders.

Junior Exploration Investment Program

Typhoon Exploration Inc.

On June 18, Hecla announced that it had acquired 5.5 million common shares of Typhoon Exploration Inc. for CDN$500,000 pursuant to an option agreement entered into between Typhoon and Aurizon dated May 17, 2010. This acquisition is the fourth of four CDN$500,000 tranches, the first three of which were made by Aurizon prior to its acquisition by Hecla. Upon completion of the subscription, Hecla controls approximately 29.4% of the issued and outstanding common shares of Typhoon. Typhoon has exploration properties located in Quebec, Canada, including the Fayolle property which is located 35 kilometres north of the Heva and Hosco properties.

Dividends

Common

The Board of Directors declared a quarterly dividend of $0.0025 per share of common stock, payable on or about September 3, 2013, to shareholders of record on August 26, 2013. The realized silver price was $16.27 in the second quarter and therefore did not trigger a larger dividend under the Company's dividend policy.

Preferred

The Board of Directors also declared the regular quarterly dividend of $0.875 per share on the outstanding Series B Cumulative Convertible Preferred Stock, on a total of 157,816 shares outstanding. This represents a total amount to be paid of approximately $138,000. The cash dividend is payable October 1, 2013, to shareholders of record on September 13, 2013.

2013 Guidance

For the full year 2013, based on current metals prices, the Company expects:

  Silver production of between 8.0 and 9.0 million ounces at Total Cash Cost, Net of By-product Credits, per Silver Ounce of approximately $5.00.
  Gold production from Casa Berardi of approximately 60,000 ounces in the second half of 2013 at an estimated Total Cash Cost, Net of By-product Credits, per Gold Ounce of $900.
  2013 capital expenditures (excluding capitalized interest) expected to be about $178 million.
  2013 pre-development expenditures expected to be about $16.0 million.
  2013 exploration expenditures expected to be about $22.0 million.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Thursday, August 8, at 10:00 a.m. Eastern Time to discuss these financial and operating results. You may join the conference call by dialing toll-free 1-866-318-8618 or for international calls 1-617-399-5137. The participant passcode is HECLA. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network.

ABOUT HECLA

Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska and Idaho, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in five world-class silver and gold mining districts in the U.S., Canada, and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

Qualified Person (QP) Pursuant to Canadian National Instrument 43-101

Dean McDonald, P.Geo., Senior Vice President - Exploration of Hecla Mining Company, who serves as a Qualified Person under National Instrument 43-101, supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of analytical or testing procedures for the Greens Creek Mine are contained in a technical report titled “Technical Report for the Greens Creek Mine” dated March 28, 2013, for the Lucky Friday Mine are contained in a technical report titled “Technical Report for the Lucky Friday Mine Shoshone County, Idaho, USA” dated March 28, 2013, for Casa Berardi are contained in a technical report titled "Technical Report on the mineral resource and mineral reserve estimate for Casa Berardi Mine, Northwestern Quebec, Canada" dated March 28, 2013 and in a technical report titled "Feasibility Study of the Hosco deposit - Joanna Gold project" dated June 5, 2012. Also included in these four technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors. Copies of these technical reports are available under Hecla and Aurizon's profiles on SEDAR at www.sedar.com.

Cautionary Statements

Statements made which are not historical facts, such as anticipated payments, litigation outcome (including settlement negotiations), production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “believes,” “estimates,” “targets,” “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Cautionary Statements to Investors on Reserves and Resources

Reporting requirements in the United States for disclosure of mineral properties are governed by the SEC and included in the SEC's Securities Act Industry Guide 7, entitled “Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations” (“Guide 7”). However, the Company is also a "reporting issuer" under Canadian securities laws, which require estimates of mineral resources and reserves to be prepared in accordance with Canadian National Instrument 43-101 (“NI 43-101”). NI 43-101 requires all disclosure of estimates of potential mineral resources and reserves to be disclosed in accordance with its requirements. Such Canadian information is being included here to satisfy the Company's “public disclosure” obligations under Regulation FD of the SEC and to provide U.S. holders with ready access to information publicly available in Canada.

Reporting requirements in the United States for disclosure of mineral properties under Guide 7 and the requirements in Canada under NI 43-101 standards are substantially different. This document contains a summary of certain estimates of the Company, not only of proven and probable reserves within the meaning of Guide 7, which requires the preparation of a “final” or “bankable” feasibility study demonstrating the economic feasibility of mining and processing the mineralization using the three-year historical average price for any reserve or cash flow analysis to designate reserves and that the primary environmental analysis or report be filed with the appropriate governmental authority, but also of mineral resource and mineral reserve estimates estimated in accordance with the definitional standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101. The terms “measured resources,” "indicated resources," and "inferred resources" are Canadian mining terms as defined in accordance with NI 43-101. These terms are not defined under Guide 7 and are not normally not permitted to be used in reports and registration statements filed with the SEC in the United States, except where required to be disclosed by foreign law. Still, investors are cautioned not to assume that any part or all of the mineral deposits in such categories will ever be converted into proven or probable reserves. “Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of such a "resource” will ever be upgraded to a higher category or will ever be economically extracted. Investors are cautioned not to assume that all or any part of a "resource” exists or is economically or legally mineable. Investors are also especially cautioned that the mere fact that such resources may be referred to in ounces of silver and/or gold, rather than in tons of mineralization and grades of silver and/or gold estimated per ton, is not an indication that such material will ever result in mined ore which is processed into commercial silver or gold.

HECLA MINING COMPANY
Condensed Consolidated Statements of Income
(dollars and shares in thousands, except per share amounts - unaudited)

	Second Quarter Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Sales of products	$85,330	$67,019	$161,780	$158,172
Cost of sales and other direct production costs	60,008	33,172	96,833	66,462
Depreciation, depletion and amortization	20,211	9,879	34,218	19,540
	80,219	43,051	131,051	86,002
Gross profit	5,111	23,968	30,729	72,170

Other operating expenses:
General and administrative	7,482	5,527	14,421	10,028
Exploration	6,221	7,146	12,714	12,757
Pre-development	4,512	3,471	9,303	6,837
Other operating expense	205	1,605	1,229	2,549
Provision for closed operations and reclamation	1,845	2,235	3,639	4,413
Aurizon acquisition costs	20,308	—	25,600	—
Lucky Friday suspension-related costs (income)	(2,840)	6,465	(1,342)	12,631
	37,733	26,449	65,564	49,215
Income (loss) from operations	(32,622)	(2,481)	(34,835)	22,955
Other income (expense):
Gain on sale or impairment of investments	197	—	197	—
Gain on derivative contracts	6,541	6,171	28,080	940
Interest and other income (expense)	685	32	572	181
Interest expense, net of amount capitalized	(6,454)	(505)	(7,158)	(972)
	969	5,698	21,691	149
Income (loss) before income taxes	(31,653)	3,217	(13,144)	23,104
Income tax benefit (provision)	6,795	(693)	(620)	(8,008)
Net income (loss)	(24,858)	2,524	(13,764)	15,096
Preferred stock dividends	(138)	(138)	(276)	(276)
Income (loss) applicable to common shareholders	$(24,996)	$2,386	$(14,040)	$14,820
Basic income (loss) per common share after preferred dividends	$(0.08)	$0.01	$(0.05)	$0.05
Diluted income (loss) per common share after preferred dividends	$(0.08)	$0.01	$(0.05)	$0.05
Weighted average number of common shares outstanding - basic	303,566	285,312	294,317	285,303
Weighted average number of common shares outstanding - diluted	303,566	295,160	294,317	296,100

HECLA MINING COMPANY
Condensed Consolidated Balance Sheets
(dollars and share in thousands - unaudited)

	June 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$296,375	$190,984
Accounts receivable:
Trade	8,306	17,555
Other, net	20,228	7,466
Inventories	38,830	28,637
Current deferred income taxes	16,485	29,398
Other current assets	18,893	8,858
Total current assets	399,117	282,898
Non-current investments	8,766	9,614
Non-current restricted cash and investments	5,287	871
Properties, plants, equipment and mineral interests, net	1,742,696	996,659
Non-current deferred income taxes	99,144	86,365
Other non-current assets and deferred charges	17,445	1,883
Total assets	$2,272,455	$1,378,290

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$60,864	$43,162
Accrued payroll and related benefits	16,796	10,760
Accrued taxes	5,312	12,321
Current portion of capital leases	7,128	5,564
Other current liabilities	8,110	3,335
Current portion of accrued reclamation and closure costs	19,845	19,845
Total current liabilities	118,055	94,987
Capital leases	13,671	11,935
Accrued reclamation and closure costs	105,462	93,370
Long-term debt	490,104	—
Non-current deferred tax liability	169,030	—
Other noncurrent liabilities	41,407	40,047
Total liabilities	937,729	240,339

SHAREHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	85,890	71,499
Capital surplus	1,424,198	1,218,283
Accumulated deficit	(141,627)	(123,288)
Accumulated other comprehensive loss	(28,694)	(23,918)
Treasury stock	(5,080)	(4,664)
Total shareholders’ equity	1,334,726	1,137,951
Total liabilities and shareholders’ equity	$2,272,455	$1,378,290
Common shares outstanding	342,638	285,210

HECLA MINING COMPANY
Condensed Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	Six Months Ended
	June 30, 2013	June 30, 2012
OPERATING ACTIVITIES
Net income (loss)	$(13,764)	$15,096
Non-cash elements included in net income:
Depreciation, depletion and amortization	34,834	22,799
Gain on sale of investments	(195)	—
(Gain) loss on disposition of properties, plants, equipment and mineral interests	(125)	660
Provision for reclamation and closure costs	1,190	2,908
Stock compensation	1,870	1,495
Deferred income taxes	(1,610)	3,697
Amortization of loan origination fees	397	201
(Gain) loss on derivative contracts	(21,528)	9,376
Other non-cash charges, net	(25)	604
Change in assets and liabilities:
Accounts receivable	9,117	(16,838)
Inventories	3,601	3,013
Other current and non-current assets	4,254	1,756
Accounts payable and accrued liabilities	5,790	389
Accrued payroll and related benefits	(1,577)	(3,696)
Accrued taxes	(7,518)	(6,618)
Accrued reclamation and closure costs and other non-current liabilities	(4,436)	(3,602)
Cash provided by operating activities	10,275	31,240

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(60,291)	(51,535)
Acquisition of Aurizon, net of cash acquired	(321,117)	—
Proceeds from sale of investments	1,771	—
Proceeds from disposition of properties, plants and equipment	126	116
Purchases of investments	(5,738)	—
Changes in restricted cash and investment balances	55	—
Net cash used in investing activities	(385,194)	(51,419)

FINANCING ACTIVITIES
Acquisition of treasury shares	(286)	(203)
Dividends paid to common shareholders	(4,277)	(9,986)
Dividends paid to preferred shareholders	(276)	(276)
Debt issuance fees	(1,426)	—
Borrowings on debt	490,000	—
Repayments of capital leases	(3,425)	(2,492)
Net cash provided by (used in) financing activities	480,310	(12,957)
Net increase (decrease) in cash and cash equivalents	105,391	(33,136)
Cash and cash equivalents at beginning of period	190,984	266,463
Cash and cash equivalents at end of period	$296,375	$233,327

HECLA MINING COMPANY
Production Data

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
GREENS CREEK UNIT
Tons of ore milled	211,755	197,432	409,578	362,948
Mining cost per ton	$65.00	$61.23	$68.45	$62.51
Milling cost per ton	$32.98	$28.13	$35.26	$30.16
Ore grade milled - Silver (oz./ton)	13.72	9.57	13.24	10.26
Ore grade milled - Gold (oz./ton)	0.12	0.12	0.12	0.12
Ore grade milled - Lead (%)	3.65	3.29	3.49	3.54
Ore grade milled - Zinc (%)	8.81	9.34	8.61	10.10
Silver produced (oz.)	2,018,961	1,365,093	3,799,485	2,693,797
Gold produced (oz.)	15,486	13,257	29,175	25,909
Lead produced (tons)	5,778	4,873	10,613	9,727
Zinc produced (tons)	15,538	16,073	29,610	32,016
Total Cash Cost, Net of By-product Credits, per Silver Ounce (1)	$2.71	$1.03	$3.79	$1.63
Capital additions (in thousands)	$15,581	$15,340	$26,758	$30,053
LUCKY FRIDAY UNIT
Tons of ore processed	23,226	—	37,152	—
Mining cost per ton	$140.93	$—	$134.02	$—
Milling cost per ton	$49.09	$—	$52.71	$—
Ore grade milled - Silver (oz./ton)	10.04	—	9.82	—
Ore grade milled - Lead (%)	6.79	—	6.38	—
Ore grade milled - Zinc (%)	3.48	—	2.99	—
Silver produced (oz.)	217,096	—	337,588	—
Lead produced (tons)	1,426	—	2,132	—
Zinc produced (tons)	591	—	790	—
Total Cash Cost, Net of By-product Credits, per Silver Ounce (1)	$32.19	$—	$33.75	—
Capital additions (in thousands)	$12,676	$11,040	$27,134	$22,737
CASA BERARDI UNIT
Tons of ore processed	60,480	—	60,480	—
Mining cost per ton	$108.39	$—	$108.39	$—
Milling cost per ton	$17.91	$—	$17.91	$—
Ore grade milled - Gold (oz./ton)	0.13	—	0.13	—
Ore grade milled - Silver (oz./ton)	0.033	—	0.033	—
Gold produced (oz.)	6,740	—	6,740	—
Total Cash Cost, Net of By-product Credits, per Gold Ounce (1)	$1,152	$—	$1,152	$—
Capital additions (in thousands)	$5,938	$—	$5,938	$—

(1)	Total Cash Cost, Net of By-product Credits, per Silver and Gold Ounce represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. Reconciliations of Total Cash Costs Before By-Product Credit to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the non-GAAP measures reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating Total Cash Cost, Net of By-product Credits, per Silver Ounce, and silver produced has been treated as a by-product credit in calculating Total Cash Cost, Net of By-product Credits, per Gold Ounce.

Non-GAAP Measures

(Unaudited)

This release contains references to non-GAAP measures of Total Cash Cost, Net of By-product Credits, per Silver and Gold Ounce. Total Cash Cost, Net of By-product Credits, per Silver and Gold Ounce represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that the Company believes provide management and investors an indication of net cash flow. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. They represent a measure developed by gold companies and used by silver companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization was the most comparable financial measures calculated in accordance with GAAP to Total Cash Cost, Net of By-product Credits.

The following table calculates Total Cash Cost, Net of By-product Credits, per Silver and Gold Ounce (in thousands, except per-ounce amounts):

	Total, Greens Creek and Lucky Friday
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Total cash cost, before by-product credits (1)	$61,777	$46,762	$121,700	$96,091
By-product credits	(49,324)	(45,352)	(95,901)	(91,705)
Total cash cost, net of by-product credits	12,453	1,410	25,799	4,386
Divided by silver ounces produced	2,237	1,365	4,137	2,694
Total cash cost, before by-product credits, per silver ounce	27.61	34.25	29.42	35.67
By-product credits per silver ounce	(22.05)	(33.22)	(23.18)	(34.04)
Total Cash Cost, Net of By-product Credits, per Silver Ounce	$5.56	$1.03	$6.24	$1.63

Reconciliation to GAAP:
Total cash cost, net of by-product credits	$12,453	$1,410	$25,799	$4,386
Depreciation, depletion and amortization	16,888	9,879	30,895	19,540
Treatment costs	(18,972)	(16,164)	(37,569)	(33,859)
By-product credits	49,324	45,352	95,901	91,705
Change in product inventory	8,436	2,101	3,832	3,906
Reclamation and other costs	536	473	639	324
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$68,665	$43,051	$119,497	$86,002

	Greens Creek Unit
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Total cash cost, before by-product credits (1)	$51,342	$46,762	$105,250	$96,091
By-product credits	(45,878)	(45,352)	(90,844)	(91,705)
Total cash cost, net of by-product credits	5,464	1,410	14,406	4,386
Divided by silver ounces produced	2,019	1,365	3,799	2,694
Total cash cost, before by-product credits, per silver ounce	25.43	34.26	27.70	35.67
By-product credits per silver ounce	(22.72)	(33.22)	(23.91)	(34.04)
Total Cash Cost, Net of By-product Credits, per Silver Ounce	$2.71	$1.03	$3.79	$1.63

Reconciliation to GAAP:
Total cash cost, net of by-product credits	$5,464	$1,410	$14,406	$4,386
Depreciation, depletion and amortization	14,743	9,879	27,422	19,540
Treatment costs	(17,493)	(16,164)	(35,306)	(33,859)
By-product credits	45,878	45,352	90,844	91,705
Change in product inventory	8,869	2,101	4,707	3,906
Reclamation and other costs	524	473	624	324
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$57,985	$43,051	$102,697	$86,002

	Lucky Friday Unit (2)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Total cash cost, before by-product credits (1)	$10,435	$—	$16,450	$—
By-product credits	(3,446)	—	(5,057)	—
Total cash cost, net of by-product credits	6,989	—	11,393	—
Divided by silver ounces produced	217	—	338	—
Total cash cost, before by-product credits, per silver ounce	48.09	—	48.67	—
By-product credits per silver ounce	(15.88)	—	(14.96)	—
Total Cash Cost, Net of By-product Credits, per Silver Ounce	$32.19	$—	$33.75	$—
Reconciliation to GAAP:
Total cash cost, net of by-product credits	$6,989	$—	$11,393	$—
Depreciation, depletion and amortization	2,145	—	3,473	—
Treatment costs	(1,479)	—	(2,263)	—
By-product credits	3,446	—	5,057	—
Change in product inventory	(433)	—	(875)	—
Reclamation and other costs	11	—	15	—
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$10,679	$—	$16,800	$—

	Casa Berardi Unit (3)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Total cash cost, before by-product credits (1)	$7,804	$—	$7,804	$—
By-product credits	(37)	—	(37)	—
Total cash cost, net of by-product credits	7,767	—	7,767	—
Divided by gold ounces produced	6,740	—	6,740	—
Total cash cost, before by-product credits, per gold ounce	1,158	—	1,158	—
By-product credits per silver ounce	(5.49)	—	(5.49)	—
Total Cash Cost, Net of By-product Credits, per Gold Ounce	$1,152	$—	$1,152	$—
Reconciliation to GAAP:
Total cash cost, net of by-product credits	$7,767	$—	$7,767	$—
Depreciation, depletion and amortization	3,324	—	3,324	—
Treatment costs	(9)	—	(9)	—
By-product credits	37	—	37	—
Change in product inventory	414	—	414	—
Reclamation and other costs	21	—	21	—
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$11,554	$—	$11,554	$—

(1)	Includes all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, net of by-product revenues earned from all metals other than the primary metal produced at each unit.

(2)	Production was temporarily suspended at the Lucky Friday Unit during 2012 as work was performed to rehabilitate the Silver Shaft, the primary access from surface to the underground workings at the Lucky Friday mine. Care and maintenance income and expense related to the suspension of production at the Lucky Friday are included in a separate line item under Other operating expenses on the Condensed Consolidated Statement of Operations and Comprehensive Income (Unaudited), and have been excluded from the calculation of Total Cash Cost, Before By-product Credits for the three- and six-month periods ended June 30, 2013 and 2012.

(3)	On June 1, 2013, we completed the acquisition of Aurizon Mines Ltd., which gave us 100% ownership of the Casa Berardi mine in Quebec, Canada. The information presented reflects our ownership of Casa Berardi commencing as of that date.

This release also refers to a non-GAAP measure of earnings after adjustments. Earnings After Adjustments and Earnings After Adjustments per share are non-GAAP measures which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that earnings after adjustments per common share provides investors with the ability to better evaluate our underlying operating performance. The following table reconciles net income applicable to common shareholders to earnings after adjustments applicable to common shareholders (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income (loss) applicable to common shareholders (GAAP)	$(24,996)	$2,386	$(14,040)	$14,820
Adjusting items:
Gains on derivatives contracts	(6,541)	(6,171)	(28,080)	(940)
Environmental accruals	330	527	330	1,296
Provisional price losses (gains)	15,095	1,510	17,795	(3,627)
Lucky Friday suspension-related costs (income)	(2,840)	6,465	(1,342)	12,631
Aurizon acquisition costs	20,308	—	25,600	—
Aurizon product inventory fair value adjustment	550	—	550	—
Income tax effect of above adjustments	(12,106)	(513)	(6,684)	(3,276)
Earnings (loss) after adjustments applicable to common shareholders	$(10,200)	$4,204	$(5,871)	$20,904
Weighted average shares - basic	303,566	285,312	294,317	285,303
Weighted average shares - diluted	303,566	295,160	294,317	296,100
Basic earnings (loss) after adjustments per common share	$(0.03)	$0.01	$(0.02)	$0.07
Diluted earnings (loss) after adjustments per common share	$(0.03)	$0.01	$(0.02)	$0.07

This release refers to a non-GAAP measure of Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance. Adjusted EBITDA is calculated as net income before the following items: interest expense, income tax provision, depreciation, depletion, and amortization expense, exploration expense, pre-development expense, Aurizon acquisition costs, Lucky Friday suspension-related costs, interest and other income (expense), gains and losses on derivative contracts, and provisional price gains and losses. Management believes that, when presented in conjunction with comparable GAAP measures, Adjusted EBITDA is useful to investors in evaluating our operating performance. The following table reconciles net income to Adjusted EBITDA:

Dollars are in thousands	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Net income (loss)	$(24,858)	$2,524	$(13,764)	$15,096

Plus: Interest expense, net of amount capitalized	6,454	505	7,158	972
Plus/(Less): Income taxes	(6,795)	693	620	8,008
Plus: Depreciation, depletion and amortization	20,123	11,530	34,834	22,799
Plus: Exploration expense	6,221	7,146	12,714	12,757
Plus: Pre-development expense	4,512	3,471	9,303	6,837
Plus: Aurizon acquisition costs	20,308	—	25,600	—
Plus: Aurizon product inventory fair value adjustment	550	—	550	—
Plus/(Less): Lucky Friday suspension-related costs (income)	(2,840)	6,465	(1,342)	12,631
Plus/(Less): Interest and other (income) expense	(685)	(32)	(572)	(181)
Less: Gains on derivative contracts	(6,541)	(6,171)	(28,080)	(940)
Plus/(Less): Provisional price (gains)/losses	15,095	1,510	17,795	(3,627)

Adjusted EBITDA	$31,544	$27,641	$64,816	$74,352

Hecla Estimated Ore Reserves and Resources
(As of December 31, 2012 unless otherwise noted)

Proven Reserves
			Tons	Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc
Asset	Location	Ownership	(000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	Tons	Tons
Greens Creek (a)	United States	100.0%	12	9.3	0.10	2.7	7.8	112	1	330	940
Lucky Friday (a)	United States	100.0%	2,207	12.1	0.00	7.4	2.7	26,779	--	163	59
Casa Berardi (1)	Canada	100.0%	1,099	--	0.18	--	--	--	192	--	--
Total			3,318					26,891	193	493	999

Probable Reserves
			Tons	Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc
Asset	Location	Ownership	(000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	(Tons)	(Tons)
Greens Creek (a)	United States	100.0%	7,846	12.0	0.09	3.4	9.0	94,481	718	267,410	702,300
Lucky Friday (a)	United States	100.0%	1,932	14.8	--	8.7	3.2	28,676	--	167,390	62,300
Casa Berardi (1)	Canada	100.0%	7,950	--	0.16	--	--	--	1,269	--	--
Total			17,728					123,157	1,987	434,800	764,600

Proven and Probable Reserves
			Tons	Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc
Asset	Location	Ownership	(000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	(Tons)	(Tons)
Greens Creek	United States	100.0%	7,857	12.0	0.09	3.4	9.0	94,594	719	267,740	703,230
Lucky Friday	United States	100.0%	4,138	13.5	0.00	8.0	3.0	55,454	--	330,740	120,860
Casa Berardi	Canada	100.0%	9,049	--	0.16	--	--	--	1,461	--	--
Total			21,044					150,048	2,180	598,480	824,090

Measured Resources
			Tons	Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc
Asset	Location	Ownership	(000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	(Tons)	(Tons)
Greens Creek (2)(a)	United States	100.0%	--	--	--	--	--	--	--	--	--
Lucky Friday (3)(a)	United States	100.0%	10,608	5.8	--	3.9	2.4	61,313	--	417,130	259,420
Casa Berardi (4)	Canada	100.0%	1,981	--	0.17	--	--	--	338	--	--
Heva - Hosco (5)	Canada	100.0%	32,465	--	0.04	--	--	--	1,295	--	--
San Sebastian	Mexico	100.0%	--	--	--	--	--	--	--	--	--
San Juan Silver	United States	100.0%	--	--	--	--	--	--	--	--	--
Star	United States	100.0%	--	--	--	--	--	--	--	--	--
Total			45,054					61,313	1,633	417,130	259,420

Indicated Resources
			Tons	Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc
Asset	Location	Ownership	(000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	(Tons)	(Tons)
Greens Creek (2)(a)	United States	100.0%	449	5.9	0.12	3.2	7.0	2,650	54	14	32
Lucky Friday (3)(a)	United States	100.0%	8,420	5.6	--	3.7	2.2	47,391	--	314,330	181,050
Casa Berardi (4)	Canada	100.0%	10,185	--	0.11	--	--	--	1,129	--	--
Heva - Hosco (5)	United States	100.0%	34,019	--	0.04	--	--	--	1,299	--	--
San Sebastian (6)(a)	Mexico	100.0%	1,297	3.4	0.06	1.1	1.5	4,371	74	14,640	19,080
San Juan Silver (7)(a)	United States	100.0%	515	14.8	--	2.1	1.1	7,619	--	10,760	5,820
Star (8)(a)	United States	100.0%	1,061	3.0	--	6.4	7.5	3,235	--	68,340	80,100
Total			55,945					65,266	2,556	408,084	286,082

Measured & Indicated Resources
			Tons	Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc
Asset	Location	Ownership	(000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	(Tons)	(Tons)
Greens Creek (2)(a)	United States	100.0%	449	5.9	0.12	3.2	7.0	2,650	54	14	32
Lucky Friday (3)(a)	United States	100.0%	19,029	5.7	--	3.8	2.3	108,704	--	731,460	440,470
Casa Berardi (4)	Canada	100.0%	12,165	--	0.12	--	--	--	1,467	--	--
Heva - Hosco (5)	Canada	100.0%	66,495	--	0.04	--	--	--	2,595	--	--
San Sebastian (6)(a)	Mexico	100.0%	1,297	3.4	0.06	1.1	1.5	4,371	74	14,640	19,080
San Juan Silver (7)(a)	United States	100.0%	515	14.8	--	2.1	1.1	7,619	--	10,760	5,820
Star (8)(a)	United States	100.0%	1,061	3.0	--	6.4	7.5	3,235	--	68,340	80,100
Total			101,011					126,579	4,190	825,214	545,502

Inferred Resources
			Tons	Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc
Asset	Location	Ownership	(000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	(Tons)	(Tons)
Greens Creek (9)(a)	United States	100.0%	3,785	11.4	0.10	2.4	6.2	42,977	379	92,130	233,110
Lucky Friday (10)(a)	United States	100.0%	6,922	9.1	0.00	5.6	2.3	62,651	--	384,930	158,240
Casa Berardi (4)	Canada	100.0%	5,302	--	0.11	--	--	--	590	--	--
Heva - Hosco (5)	Canada	100.0%	18,569	--	0.04	--	--	--	831	--	--
San Sebastian (11) (a)	Mexico	100.0%	5,696	4.2	0.03	0.5	0.6	23,897	160	25,880	36,040
San Juan Silver (12)(a)	United States	100.0%	3,078	10.7	--	1.3	1.1	33,096	35	40,990	34,980
Star (13)(a)	United States	100.0%	2,972	3.2	--	5.9	5.5	9,378	--	174,080	163,480
Monte Cristo (14)(a)	United States	100.0%	913	0.3	0.14	--	--	271	131	--	--
Total			46,323					172,270	2,126	718,010	625,850

Note: All estimates are in-situ, Resources are Exclusive of Reserves
* Totals may not represent the sum of parts due to rounding

(a)	Underground Mineral Reserves and Mineral Resources are based on $1400 gold, $26.50 silver, $0.85 lead, $0.85 zinc and $3.40 copper
(1)	Underground Mineral Reserves and Resources are based on $1,350 gold and a US$/CAN$ exchange rate of 1:1. Reserve diluted to an average of 23.7% to minimum width of 3 meters
Open pit Mineral Reserves of the East Mine were estimated in February 2009 based on $700 gold and a US$/CAN$ exchange rate of 0.85:1. Reserve diluted to 20%
Open pit Mineral Reserves of the Principal Mine were estimated in February 2011 based on $950 gold and a US$/CAN$ exchange rate of 1:1. Reserve diluted to 10%
(2)	Indicated Resources only in Gallagher orebody, factored for dilution and mining recovery.
(3)	Measured and Indicated resources from Gold Hunter and Lucky Friday vein systems diluted and factored for expected mining recovery.
(4)	Measured, Indicated and inferred resources are based on $1,350 gold and a US$/CAN$ exchange rate of 1:1. Underground resources are diluted to 20% to minimum mining width of 2 to 3 meters
Open pit Mineral Resources of the Principal Mine were estimated based on $950 gold and a US$/CAN$ exchange rate of 1:1
Open pit Mineral Resources of the 160 Zone were based on $1,250 gold and a US$/CAN$ exchange rate of 1:1, Resources diluted to 12%
(5)	Measured & Indicated & Inferred resources are based on $1,000 gold and a US$/CAN$ exchange rate of 1:1. The resources are in-situ (without dilution and ore lost) (Resource completed in 2011)
A subsequent feasibility study in June 2012 converted some of this resource to reserve. Hecla considers the Heva-Hosco mineralization as a resource only.
(6)	Indicated resources diluted to minimum mining width of 2.0 meters for Hugh Zone, 1.5 meters for Andrea Vein.
(7)	Indicated resources diluted to minimum mining width of 6.0 feet for Bulldog.
(8)	Indicated resources, diluted to minimum mining width of 4.3 feet.
(9)	Inferred Resources in East Ore, Gallagher, NWW, 200S orebodies, factored for dilution and mining recovery.
(10)	Inferred Resources from Gold Hunter and Lucky Friday vein systems diluted and factored for expected mining recovery.
(11)	Inferred Resources diluted to minimum mining width of 2.0 meters for Hugh Zone, 1.5 meters for Andrea & Middle veins.
San Sebastian Hugh Zone also contains 29,720 tons of Cu at 1.46% Cu within 1,949,800 tons of ore.
(12)	Inferred Resources diluted to minimum mining width of 6.0 feet for Bulldog, 5.0 feet for Equity & North Amethyst veins.
(13)	Inferred Resources diluted to minimum mining width of 4.3 feet.
(14)	Inferred Resource diluted to minimum mining width of 5.0 feet.

Assay Results - Q2 2013
Greens Creek (Alaska)
					True					Depth From
	Drill Hole	Drill Hole	Sample	Sample	Width	Silver	Gold			Mine Portal
Zone	Number	Azm/Dip	From	To	(feet)	(oz/ton)	(oz/ton)	Zinc (%)	Lead (%)	(feet)
Deep 200 South	GC3587	007/-54	180.60	184.0	3.4	7.48	0.07	9.46	3.78	-1398
		and	398.90	409.7	10.8	32.40	0.57	4.31	2.42	-1569
	GC3588	010/-65	169.90	172.3	2.4	27.43	0.07	8.87	4.35	-1404
		and	173.00	176.9	3.9	29.58	0.09	16.16	6.62	-1407
	GC3589	026/-72	158.80	163.8	5.0	10.33	0.08	7.08	2.54	-1399
		and	536.70	543.0	5.3	26.48	0.39	9.72	4.71	-1758
	GC3591	063/-40	164.60	165.1	0.5	15.93	0.03	8.10	3.00	-1353
		and	177.00	179.0	1.8	53.55	1.02	7.81	3.50	-1360
		and	185.20	198.3	7.5	47.39	0.12	16.42	7.48	-1365
		and	199.40	200.5	1.0	70.52	0.11	18.09	7.48	-1375
		and	201.10	203.5	2.0	178.28	1.16	14.15	7.01	-1376
	GC3594	063/-61	157.70	158.6	0.9	28.75	0.06	11.61	5.37	-1386
		and	159.70	165.3	5.6	35.51	0.07	13.61	6.35	-1390
	GC3596	63/-69	170.00	173.3	3.2	58.18	0.05	1.88	0.92	-1409
		and	Including		1.2	116.10	0.09	3.50	1.82	-1410
		and	336.90	339.5	2.6	22.40	0.11	1.09	0.57	-1566
		and	366.00	378.0	6.0	16.05	0.08	0.64	0.22	-1593
	GC3597	63/-74	172.70	177.1	4.4	28.74	0.04	2.75	1.23	-1415
		and	527.60	534.4	6.8	19.09	0.58	10.78	4.60	-1760
	GC3600	63/-80	174.10	176.8	2.7	28.21	0.28	4.04	1.83	-1421
		and	547.30	555.5	7.0	21.40	0.48	10.44	4.27	-1789
	GC3610	063/-55	158.40	169.0	10.6	14.57	0.04	4.63	2.14	-1381
		and	171.00	178.9	7.9	18.80	0.08	10.78	4.38	-1391
		and	423.20	436.8	13.6	11.36	0.36	14.94	6.80	-1596
		and	469.60	470.6	0.8	19.80	0.15	5.76	4.80	-1633
	GC3611	063/-67	183.20	186.8	3.6	17.24	0.05	1.86	0.86	-1419
		and	221.90	224.4	1.3	28.87	0.23	0.29	0.16	-1455
		and	265.00	276.0	5.5	13.24	0.18	0.35	0.12	-1497
		and	284.20	290.4	3.0	28.27	0.28	0.57	0.27	-1513
	GC3603	44/-79	178.70	200.7	20.0	19.99	0.07	7.82	3.34	-1424
		and	Including		4.0	44.22	0.06	7.20	3.43	-1428
	GC3604	325/-86	180.00	196.2	16.2	24.27	0.09	10.95	4.34	-1421
		and	Including		0.9	65.42	0.05	20.99	9.99	-1423
		and	629.00	667.8	27.0	7.48	0.22	26.19	9.43	-1875
		and	689.70	699.3	6.7	20.46	0.22	6.68	3.30	-1938
		and	Including		0.7	62.21	1.03	23.24	12.00	-1943
		and	925.20	932.8	5.3	25.76	0.75	3.99	3.18	-2170
	GC3608	029/-83	175.10	176.7	1.6	12.57	0.04	17.56	4.24	-1422
		and	182.70	192.0	9.3	25.18	0.06	12.26	5.41	-1430
	GC3621	273/-63	189.80	200.0	7.5	23.16	0.04	2.20	1.28	-1321
		and	205.00	211.0	4.5	77.06	0.35	2.00	1.03	-1336
		and	222.30	227.2	3.5	42.92	0.09	8.27	3.48	-1341
	GC3626	259/-50	237.40	246.0	7.0	41.06	0.01	11.18	12.88	-1383
		and	Including		0.8	188.56	0.08	3.47	1.97	-1434
	GC3585	243/-81	185.20	192.1	4.0	35.60	0.05	7.31	3.27	-1435
	GC3592	243/-63	234.00	254.8	18.5	19.47	0.02	7.77	3.24	-1456
	GC3593	243/-44	280.50	297.9	13.9	28.73	0.06	2.00	0.96	-1443
		and	322.60	324.6	1.6	67.70	0.04	10.10	4.44	-1473
		and	335.80	337.9	1.5	16.29	0.01	4.23	1.92	-1482
		and	339.20	341.60	1.6	29.34	0.01	6.09	2.80	-1485

Casa Berardi (Quebec)
								Depth
								From
						True		Mine
		Drill Hole	Drill Hole	Sample	Sample	Width	Gold	Surface
Zone	Drill Hole Number	Section	Azm/Dip	From	To	(feet)	(oz/ton)	(feet)
Lower 118 (118-27)	CBP-0790-030A	12,000	179/-42	85.3	187.0	57.1	0.24	-2682.1
	CBP-0790-031	12,000	179/-35	72.2	141.7	50.5	0.25	-2649.6
	CBP-0790-032	12,000	180/-29	70.2	128.0	48.6	0.26	-2635.8
	CBP-0790-033	12,000	180/-21	68.9	114.8	43.3	0.27	-2621.1
	CBP-0790-034	12,000	179/-11	66.3	105.0	37.7	0.24	-2603.7
	CBP-0790-039	11,970	179/-32	74.5	91.9	16.1	0.43	-2630.2
	CBP-0790-053	12,015	177/-34	77.1	156.5	68.9	0.28	-2653.5
	CBP-0790-057	11,970	178/1	67.6	102.7	35.1	0.31	-2584.0
	CBP-0790-078	12,000	181/-55	119.1	210.0	57.4	0.25	-2725.4
	CBP-0790-079	12,015	180/-52	88.6	216.5	80.4	0.31	-2696.5
	CBP-0790-080	12,030	179/-44	81.4	137.8	45.9	0.26	-2668.3
Upper 118 (118-43)	CBP-0530-069	12,150	164/0	160.8	187.0	16.4	1.13	-1723.4
	CBP-0530-069	12,150	and	202.4	232.9	9.8	1.69	-1718.8
	CBP-0530-070	12,165	151/7	168.3	216.5	26.6	1.25	-1708.7
	CBP-0530-071	12,130	139/10	203.1	225.7	16.4	1.00	-1687.3
	CBP-0530-083	12,135	164/0	168.0	177.2	6.6	1.14	-1706.7
	CBP-0530-084	12,150	162/-3	122.4	155.5	19.7	0.55	-1740.2
(118-45)	CBP-0530-094	12,195	152/0	137.8	187.0	27.9	0.47	-1728.3
(118-43)	CBP-0530-094	12,195	and	310.0	372.7	19.7	1.25	-1718.2
	CBP-0530-099	12,180	139/1	191.3	210.0	16.4	0.82	-1725.4
Principal (127-16)	CBP-0300-004	12,630	176/23	107.0	121.4	12.5	0.38	-903.9
(127-16)	CBP-0300-008	12,630	180/42	131.2	145.3	12.1	0.42	-854.3
(127-16)	CBP-0300-009	12,630	181/58	164.0	189.0	16.4	0.24	-796.9
	CBP-0300-012	12,660	178/9	116.5	146.7	29.5	0.30	-929.8
	CBP-0300-013	12,660	178/22	108.3	131.2	23.0	0.31	-903.5
(127-17)	CBP-0300-015	12,645	180/11	82.0	101.7	16.4	0.32	-931.4
(127-17)	CBP-0300-024	12,645	180/-56	157.5	170.6	9.2	0.31	-1088.6
	CBP-0300-031	12,660	180/-47	128.9	140.4	10.5	0.76	-1054.5

Lucky Friday (Idaho)
					Core	True
	Drill Hole	Drill Hole	Sample	Sample	Length	Width	Ag	Zinc	Lead	Mine	Elevation
Zone	Number	Azm/Dip	From	To	(feet)	(feet)	(oz/ton)	(%)	(%)	Level	(feet)
90	GH70-04	163/-56	375.3	384.5	9.2	4.8	6.47	4.6	9.6	6,668	-3288
81	GH70-04	163/-55	392.0	402.6	10.6	5.6	3.50	0.1	0.2	6,682	-3302
80	GH70-04	163/-55	407.7	414.4	6.7	3.6	31.40	2.3	24.0	6,694	-3314
70	GH70-04	162/-52	508.3	509.3	1.0	0.6	46.15	1.2	29.7	6,772	-3392
50	GH70-04	162/-47	709.0	721.5	12.5	7.8	3.20	2.1	3.9	6,929	-3549
40	GH70-04	162/-46	743.6	753.3	9.7	6.1	12.10	5.7	11.3	6,953	-3573
30	GH70-04	163/-46	758.6	770.4	11.8	7.5	35.23	3.4	10.5	6,964	-3584
5	GH70-04	164/-47	829.7	831.8	2.1	1.3	9.90	6.7	13.1	7,012	-3632
90	GH72-04	154/-64	675.4	687.5	12.1	4.5	6.48	0.2	2.6	6,982	-3589
80	GH72-04	151/-63	787.8	811.3	23.5	8.6	12.45	2.9	7.8	7,107	-3695
41	GH72-04	153/-58	1,186.8	1,194.5	7.7	3.4	22.59	6.4	19.6	7,426	-4037
40	GH72-04	153/-57	1,194.5	1,206.4	11.9	5.3	4.54	6.8	3.3	7,440	-4046
30	GH72-04	153/-57	1,214.4	1,218.7	4.3	2.0	19.38	10.7	12.1	7,440	-4060

San Sebastian (Mexico)
				Drilled	True			Drilled	True
	Drill Hole	From	To	Width	Width	Au		Width	Width	Au	Ag
Zone	Number	(meters)	(meters)	(meters)	(meters)	ppm	Ag ppm	(feet)	(feet)	(oz/ton)	(oz/ton)
Middle Vein	SS-462	133.06	133.63	0.6	0.56	0.44	223.14	1.9	1.8	0.013	6.51
Middle Vein	SS-472	246.94	248.38	1.4	1.24	0.63	392.53	4.7	4.1	0.018	11.45
Middle Vein	SS-474	297.70	299.00	1.3	0.80	1.72	1,152.22	4.3	2.6	0.050	33.61
Middle Vein	SS-475	307.89	308.30	0.4	0.34	0.72	569.00	1.3	1.1	0.021	16.60
Middle Vein	SS-476	259.93	260.29	0.4	0.34	0.49	630.00	1.2	1.1	0.014	18.38
Middle Vein	SS-480	298.92	299.84	0.9	0.74	1.15	550.00	3.0	2.4	0.034	16.04
Middle Vein	SS-488	194.23	194.80	0.6	0.49	2.56	2,235.53	1.9	1.6	0.075	65.20

CONTACT:
Hecla Mining Company
Mike Westerlund, 800-HECLA91 (800-432-5291)
VP of Investor Relations
hmc-info@hecla-mining.com
www.hecla-mining.com